Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2020, which includes an explanatory paragraph as to the company's ability to continue as going concern, with respect to our audits of the consolidated financial statements of the Milestone Scientific, Inc. and subsidiaries as of December 31, 2019 and 2018 and for each of the years in the two year period ended December 31, 2019.

/s/ Friedman LLP

East Hanover, New Jersey

January 14, 2021